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                                                                    EXHIBIT 99.1


                         (HEALTHCARE REALTY TRUST LOGO)

                                  NEWS RELEASE
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     Contact: Gabrielle M. Andres, Corporate Communications, (615) 269-8175



             HEALTHCARE REALTY TRUST TO ACQUIRE ORTHOPAEDIC HOSPITAL
                           AND MEDICAL OFFICE FACILITY

         NASHVILLE, Tennessee June 13, 2006 -- Healthcare Realty Trust Incorporated (NYSE:HR) announced it has entered into a definitive purchase agreement to acquire a free-standing orthopaedic hospital and an adjacent medical office facility in Indianapolis, Indiana for approximately $65 million. The hospital has 42 licensed beds, 16 anesthesia care unit rooms and 10 operating suites; and the adjacent medical office facility contains four operating rooms. The Company will enter into long-term net leases on the facilities with Indiana Orthopaedic Hospital, LLC and Orthopaedics-Indianapolis P.C. ("OrthoIndy"). The acquisition is expected to close shortly and is subject to due diligence and other matters customary to these types of transactions.

         OrthoIndy, based in Indianapolis, Indiana, ranks among the largest private full-service orthopaedic groups nationwide. OrthoIndy operates 11 outpatient clinical locations and one surgery center, in addition to the Indiana Orthopaedic Hospital, in a six-county market.

          Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of March 31, 2006, the Company had investments of approximately $2.0 billion in 250 real estate properties and mortgages, including investments in unconsolidated limited liability companies. The Company's 236 owned real estate properties are comprised of six facility types, located in 27 states, totaling approximately 12.7 million square feet. The Company provides property management services to approximately 7.0 million square feet nationwide.



     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2005. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.


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